Exhibit 99.1
CEDAR CREEK PARTNERS LLC SUBMITS REQUEST FOR SPECIAL MEETING
OF THE STOCKHOLDERS OF NOCOPI TECHNOLOGIES, INC.

Seattle – August 26, 2021 – Cedar Creek Partners, LLC (“Cedar Creek”) and Tim Eriksen, Cedar Creek’s Managing Member, announce that they have received sufficient support from their fellow stockholders to request the call of a special meeting of stockholders of Nocopi Technologies, Inc. (Pink: NNUP) (“Nocopi”). Cedar Creek has formally commenced the process of calling a special meeting.

Cedar Creek owns 9.0% of the outstanding shares of Nocopi. Mr. Eriksen personally owns 0.9% and accounts managed by Eriksen Capital Management own an additional 0.2%.

“Change is long overdue at Nocopi,” said Tim Eriksen, the Managing Member of Cedar Creek. “The current board of Nocopi consisting of its CEO, Michael Feinstein and Directors Marc Rash and Philip B. White have not held an annual meeting for over twenty years. In fact, based on SEC filings it appears the last meeting held was the meeting that elected Mr. Feinstein. Directors Marc Rash and Philip B. White have never been elected by shareholders. We think this is an appalling lack of corporate governance.”

At the special meeting, Cedar Creek intends to present proposals to reconstitute Nocopi’s board of directors with high quality, independent directors who are committed to acting in the best interests of stockholders.

Mr. Eriksen continued, “We believe that the board’s failure to serve Nocopi’s investors extends to its financial oversight of the company. One of a corporate board’s critical duties is to review capital allocation decisions. We are aware that, in recent years, numerous major shareholders have asked CEO Michael Feinstein to return capital to the company’s owners in the form of share buybacks or dividends. Despite having no apparent use for the growing cash pile, Nocopi has not returned any of it to shareholders and has not communicated any plan to do so. We believe that the lack of proper board oversight continues to harm shareholders.

“We think that it is time for change at Nocopi and therefore are asking shareholders to remove the entire board and replace them with Tim Eriksen, Harris Perlman and Matthew Winger.”

Additional Information and Where to Find It

Cedar Creek and Tim Eriksen have requested the call of a special meeting of stockholders of Nocopi.

Promptly after filing its definitive proxy statement with the Securities and Exchange Commission (the “SEC”) for the special meeting of stockholders of Nocopi, Cedar Creek intends to furnish that proxy statement to Nocopi’s stockholders, together with a WHITE proxy card. STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Stockholders may obtain, free of charge, Cedar Creek’s preliminary proxy statement, any amendments or supplements thereto and other relevant documents filed by Cedar Creek with the SEC at the SEC’s website (http://www.sec.gov). Copies of Cedar Creek’s definitive proxy statement, any amendments and supplements thereto, and any other relevant documents filed by Cedar Creek with the SEC will also be available, free of charge, by contacting Cedar Creek’s proxy solicitor, InvestorCom LLC, at 19 Old Kings Highway S., Suite 210, Darien, CT 06820, or by phone at (203) 972-9300.

Cedar Creek, Eriksen Capital Management, LLC, Tim Eriksen, Harris Perlman, and Matthew Winger are participants in respect of the solicitation of proxies from stockholders of Nocopi at the special meeting. Cedar Creek owns 6,073,953 shares of Nocopi’s common stock. Mr. Eriksen may also be deemed to be the beneficial owner of such shares. In his individual capacity, Mr. Eriksen owns or may be deemed to own 639,886 shares of Nocopi’s common stock. Mr. Perlman owns 3,361,886 shares of Nocopi’s common stock. Mr. Winger owns 158,217 shares of Nocopi’s common stock.

About Cedar Creek Partners

Cedar Creek Partners is a private investment fund founded in 2006. Cedar Creek focuses on micro cap stocks, including unlisted stocks, looking for companies it believes are trading below intrinsic value.

For further information

Tim Eriksen
tim@eriksencapital.com

InvestorCom LLC
19 Old Kings Highway, Suite 210
Darien, CT 06820
Stockholders call toll-free: (877) 972-0090
Banks and brokers call collect: (203) 972-9300